================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                             ----------------------




                                  SCHEDULE 13D
                                 (RULE 13D-101)

                    Under the Securities Exchange Act of 1934



                                 MICROTUNE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    59514P109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 THOMAS O. HICKS
                         200 CRESCENT COURT, SUITE 1600
                               DALLAS, TEXAS 75201
                                 (214) 740-7300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)



                                OCTOBER 10, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]




                         (Continued on following pages)

                                     Page 1
DA1:\241793\05\52626.0139

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 2
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              MR. THOMAS O. HICKS
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             44,939
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                            8,475,477
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     44,939
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     8,475,477
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,520,416
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          22.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 3
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 1-FOF COINVESTORS CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           357
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     357
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          357
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          LESS THAN 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 4
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE GP PARTNERS L.A. CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           357
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     357
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          357
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          LESS THAN 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 5
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE LATIN AMERICA FUND GP CAYMAN, L.L.C.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           357
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     357
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          357
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          LESS THAN 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 6
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF EQUITY FUND IV (1999) CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           3,917,618
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,917,618
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,917,618
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 7
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF PRIVATE EQUITY FUND IV (1999) CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           27,753
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     27,753
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          27,753
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 8
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM EQUITY FUND IV/GP CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           3,945,371
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,945,371
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,945,371
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.3%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 9
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE PG-IV (1999), C.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          NETHERLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           208,568
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     208,568
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          208,568
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.5%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 10
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM EQUITY FUND IV/GP PARTNERS (1999), C.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          NETHERLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           208,568
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     208,568
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          208,568
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.5%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 11
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-P COINVESTORS CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           3,105
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,105
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,105
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          LESS THAN 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 12
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-EN COINVESTORS CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           11,445
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     11,445
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,445
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          LESS THAN 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 13
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-EQ COINVESTORS CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           64,034
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     64,034
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          64,034
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 14
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM GP PARTNERS IV CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           4,232,523
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     4,232,523
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,232,523
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          11.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 15
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM FUND IV CAYMAN, LLC
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           4,232,523
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     4,232,523
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,232,523
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          11.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 16
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU 1-EN COINVESTORS, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           6,554
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     6,554
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,554
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          LESS THAN 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 17
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU 1-EQ COINVESTORS, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           49,265
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     49,265
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          49,265
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 18
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU 1-P COINVESTORS, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           10,182
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     10,182
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,182
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          LESS THAN 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 19
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU INTERMEDIATE PARTNERS I-C, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           66,001
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     66,001
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          66,001
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 20
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF EUROPE FUND CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           3,836,360
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,836,360
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,836,360
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 21
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF EUROPE PRIVATE FUND CAYMAN, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           45,874
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     45,874
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          45,874
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 22
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM PG EUROPE I, C.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          NETHERLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           283,438
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     283,438
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          283,438
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.7%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 23
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU FUND I-C, INC.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          CAYMAN ISLANDS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           4,231,673
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     4,231,673
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,231,673
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          11.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= =============================================================================================================

*        THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP
         AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE
         SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


ITEM 1. SECURITY AND ISSUER

         The class of equity securities to which this Schedule 13D (this "Statement") relates is the Common Stock par value $0.001 per share (the "Common Stock") of Microtune, Inc. (the "Company"). The address of the Company's principal executive offices is 2540 East Plano Parkway, Suite 188, Plano, Texas 75074.



ITEM 2. IDENTITY AND BACKGROUND

         (a)      Name of Person(s) Filing this Statement (the "Filing
                  ----------------------------------------------------
                  Parties"):
                  ----------

                  Mr. Thomas O. Hicks;

                  HM 1-FOF Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 1-FOF");

                  Hicks, Muse GP Partners L.A. Cayman, L.P., a Cayman Islands
                    limited partnership ("GP Partners L.A.");

                  Hicks, Muse Latin America Fund GP Cayman, L.L.C., a Cayman
                    Islands limited liability company ("Latin America Fund");

                  HMTF Equity Fund IV (1999) Cayman, L.P., a Cayman Islands
                    limited partnership ("HMTF Equity Fund");

                  HMTF Private Equity Fund IV (1999) Cayman, L.P., a Cayman
                    Islands limited partnership ("HMTF Private Equity");

                  HM Equity Fund IV/GP Cayman, L.P., a Cayman Islands limited partnership ("HM Equity Fund IV/GP");

                  Hicks, Muse PG-IV (1999), C.V., a limited partnership
                    organized under the laws of the Netherlands ("PG-IV");

                  HM Equity Fund IV/GP Partners (1999), C.V., a limited
                    partnership organized under the laws of the Netherlands ("HM Equity Partners");

                  HM 4-P Coinvestors Cayman, L.P., a Cayman Islands limited
                    partnership ("HM 4-P");

                  HM 4-EN Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 4-EN");

                  HM 4-EQ Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 4-EQ");

                  HM GP Partners IV Cayman, L.P., a Cayman Islands limited
                    partnership ("HM GP Partners");

                  HM Fund IV Cayman, LLC, a Cayman Islands limited liability company ("HM Fund IV");

                  HMEU 1-EN Coinvestors, L.P., a Cayman Islands limited
                    partnership ("HMEU 1-EN");

                  HMEU 1-EQ Coinvestors, L.P., a Cayman Islands limited
                    partnership ("HMEU 1-EQ");

                  HMEU 1-P Coinvestors, L.P., a Cayman Islands limited
                    partnership ("HMEU 1-P");

                  HMEU Intermediate Partners I-C, L.P., a Cayman Islands limited partnership ("HMEU Intermediate");

                  HMTF Europe Fund Cayman, L.P., a Cayman Islands limited
                    partnership ("HMTF Europe");

                  HMTF Europe Private Fund Cayman, L.P., a Cayman Islands
                    limited partnership ("HMTF Europe Private");

                  HM PG Europe I, C.V., a limited partnership organized under the laws of the Netherlands ("HM PG");

                  HMEU Fund I-C, Inc., a Cayman Islands corporation ("HMEU Fund
                    I-C");


         (b) - (c)

                  Mr. Thomas O. Hicks

                  Mr. Thomas O. Hicks is a partner of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole member of Latin America Fund, which is the sole general partner of GP Partners L.A., which is the sole general partner of HM 1-FOF. Mr. Hicks is also the sole member of HM Fund IV, which is the sole general partner of HM GP Partners, which is the sole general partner of HM 4-EQ, HM 4-EN, HM 4-P, and HM Equity Partners, which is the sole general partner of PG-IV. HM GP Partners is also the sole general partner of HM Equity Fund IV/GP, which is the sole general partner of HMTF Private Equity and HMTF Equity Fund. Mr. Hicks is also the sole member and sole director of HMEU Fund I-C, which is the sole general partner of HMTF Europe, HMTF Europe Private and HM PG. HMEU Fund I-C is also the sole general partner of HMEU Intermediate, which is the sole general partner of HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

                  HM 1-FOF

                  HM 1-FOF is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 1-FOF, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to GP Partners L.A., the sole general partner of HM 1-FOF, is set forth below.

                  GP Partners L.A.

                  GP Partners L.A. is a Cayman Islands limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including HM 1-FOF. The business address of GP Partners L.A., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Latin America Fund, the sole general partner of GP Partners L.A., is set forth below.

                  Latin America Fund

                  Latin America Fund is a Cayman Islands limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners L.A. The business address of Latin America Fund, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member of Latin America Fund, is as previously set forth in this
Item 2(b).

                  HMTF Equity Fund

                  HMTF Equity Fund is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Equity Fund, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity Fund IV/GP, the sole general partner of HMTF Equity Fund is set forth below.

                  HMTF Private Equity

                  HMTF Private Equity is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Private Equity, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity Fund IV/GP, the sole general partner of HMTF Private Equity is set forth below.

                  HM Equity Fund IV/GP

                  HM Equity Fund IV/GP is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships, including HMTF Equity Fund and HMTF Private Equity. The business address of HM Equity Fund IV/GP, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM Equity Fund IV/GP, is set forth below.

                  PG-IV

                  PG-IV is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM Equity Partners, the sole general partner of PG-IV, is set forth below.

                  HM Equity Partners

                  HM Equity Partners is a limited partnership organized under the laws of the Netherlands, the principal business of which is to serve as the sole general partner of PG-IV. The business address of HM Equity Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM Equity Partners, is set forth below.

                  HM 4-P

                  HM 4-P is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-P, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-P, is set forth below.

                  HM 4-EN

                  HM 4-EN is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-EN, is set forth below.

                  HM 4-EQ

                  HM 4-EQ is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-EQ, is set forth below.

                  HM GP Partners

                  HM GP Partners is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM Equity Fund IV/GP, HM Equity Partners, HM 4-P, HM 4-EN, and HM 4-EQ. The business address of HM GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Fund IV, the sole general partner of HM GP Partners, is set forth below.

                  HM Fund IV

                  HM Fund IV is a Cayman Islands limited liability company, the principal business of which is serving as the sole general partner of HM GP Partners. The business address of HM Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to

Thomas O. Hicks, the sole member of HM Fund IV, is as previously set forth in this Item 2(b).

                  HMEU 1-EN

                  HMEU 1-EN is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-EN, is set forth below.

                  HMEU 1-EQ

                  HMEU 1-EQ is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-EQ, is set forth below.

                  HMEU 1-P

                  HMEU 1-P is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-P, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-P, is set forth below.

                  HMEU Intermediate

                  HMEU Intermediate is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HMEU 1-EN, HMEU 1-EQ and HMEU 1-P. The business address of HMEU Intermediate, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMEU Intermediate, is set forth below.

                  HMTF Europe

                  HMTF Europe is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Europe, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMTF Europe, is set forth below.

                  HMTF Europe Private

                  HMTF Europe Private is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Europe Private, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMTF Europe Private, is set forth below.

                  HM PG

                  HM PG is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of HM PG, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HM PG, is set forth below.

                  HMEU Fund I-C

                  HMEU Fund I-C is a Cayman Islands company, the principal business of which is serving as the sole general partner in various limited partnerships, including HMTF Intermediate, HMTF Europe, HMTF Europe Private, and HM PG. The business address of HMEU Fund I-C, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, the name, residence or business address, and present occupation or employment of each director, executive officer and controlling person of HMEU Fund I-C, are as follows:

                  Mr. Hicks is a partner, the chief executive officer and sole director of HMEU Fund I-C. Information with respect to Mr. Hicks is as previously set forth in this Item 2(b). In addition, John R. Muse is a partner and the chief operating officer and Charles W. Tate is a partner and the president of HMEU Fund I-C. Each of Jack D. Furst, Michael J. Levitt, Lawrence
D. Stuart, Jr., David B. Deniger and Dan H. Blanks are partners of HMEU Fund
I-C.

                  The principal business address of each Messrs. Muse, Tate, Furst, Levitt, Stuart, Deniger and Blanks is 200 Crescent Court Suite 1600, Dallas, Texas 75201. Each of Messrs. Muse, Tate, Furst, Levitt, Stuart, Deniger and Blanks is presently a partner and executive officer of Hicks Muse, a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other principal investing activities.

         (d) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

         (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         On October 10, 2000, HMTF Temic/Microtune Cayman, L.P., a Cayman Islands limited partnership ("Temic"), made a pro-rata distribution without consideration, of shares of Common Stock to its partners, including the Filing Parties. Temic acquired such shares of Common Stock upon conversion of Series D and Series E Preferred Stock of the Company, which shares were purchased by Temic prior to the Company's initial public offering of the Common Stock (and registration of such Common Stock pursuant to Section 12 of the Exchange Act).


ITEM 4. PURPOSE OF TRANSACTION

                The shares of Common Stock received by the Filing Parties described in Item 3 to this Statement were acquired as a result of the pro-rata distribution without consideration of shares of Common Stock of the Company from Temic to its partners and are being held by such Filing Parties for investment purposes. The Filing Parties intend to review continuously their position in the Company. Depending upon future evaluations of the business prospects of the Company and upon other developments, including, but not limited to, general economic and business conditions and stock market conditions, the Filing Parties may retain or from time to time increase their holdings or dispose of all or a portion of their holdings, subject to any applicable legal and contractual restrictions on their ability to do so.

                In addition, pursuant to and in accordance with the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended, the Filing Parties have and will from time to time sell shares of Common Stock. Up to and including sales made on November 15, 2000, the Filing Parties have sold shares of Common Stock in the following amounts:


FILING PARTY                 NO. OF SHARES        PRICE/SHARE          DATE
------------                 -------------        -----------          ----
                                                  (APPROXIMATE)
                                                  -------------

HTMF Europe                  137,330              27.39                11/3/00
                             56,654               30.94                11/6/00
                             22,662               26.16                11/10/00
                             113,308              25.24                11/14/00
                             11,331               24.20                11/15/00

HMTF Europe Private          1,642                27.39                11/3/00
                             677                  30.94                11/6/00
                             271                  26.16                11/10/00
                             1,355                25.24                11/14/00
                             135                  24.20                11/15/00

FILING PARTY                 NO. OF SHARES        PRICE/SHARE          DATE
------------                 -------------        -----------          ----
                                                  (APPROXIMATE)
                                                  -------------

HM PG                        10,146               27.39                11/3/00
                             4,186                30.94                11/6/00
                             1,674                26.16                11/10/00
                             8,371                25.24                11/14/00
                             837                  24.20                11/15/00

HMEU 1-EQ                    1,764                27.39                11/3/00
                             728                  30.94                11/6/00
                             291                  26.16                11/10/00
                             1,455                25.24                11/14/00
                             146                  24.20                11/15/00

HMEU 1-P                     365                  27.39                11/3/00
                             150                  30.94                11/6/00
                             60                   26.16                11/10/00
                             301                  25.24                11/14/00
                             30                   24.20                11/15/00

HMEU 1-EN                    235                  27.39                11/3/00
                             97                   30.94                11/6/00
                             39                   26.16                11/10/00
                             194                  25.24                11/14/00
                             19                   24.20                11/15/00

HM 1-FOF                     8                    27.39                11/3/00
                             3                    30.94                11/6/00
                             1                    26.16                11/10/00
                             7                    25.24                11/14/00
                             1                    24.20                11/15/00

HMTF Equity Fund             140,237              27.39                11/3/00
                             57,854               30.94                11/6/00
                             23,142               26.16                11/10/00
                             115,708              25.24                11/14/00
                             11,571               24.20                11/15/00

HMTF Private Equity          994                  27.39                11/3/00
                             410                  30.94                11/6/00
                             164                  26.16                11/10/00
                             820                  25.24                11/14/00
                             82                   24.20                11/15/00

FILING PARTY                 NO. OF SHARES        PRICE/SHARE          DATE
------------                 -------------        -----------          ----
                                                  (APPROXIMATE)
                                                  -------------

HM 4-EN                      410                  27.39                11/3/00
                             169                  30.94                11/6/00
                             68                   26.16                11/10/00
                             338                  25.24                11/14/00
                             34                   24.20                11/15/00

HM 4-P                       111                  27.39                11/3/00
                             46                   30.94                11/6/00
                             18                   26.16                11/10/00
                             92                   25.24                11/14/00
                             9                    24.20                11/15/00

HM 4-EQ                      2,292                27.39                11/3/00
                             946                  30.94                11/6/00
                             378                  26.16                11/10/00
                             1,891                25.24                11/14/00
                             189                  24.20                11/15/00

PG-IV                        7,466                27.39                11/3/00
                             3,080                30.94                11/6/00
                             1,232                26.16                11/10/00
                             6,160                25.24                11/14/00
                             616                  24.20                11/15/00


                In addition, the matters set forth in Item 6 below are incorporated in this Item 4 by reference as if fully set forth herein.

                Except as set forth in this Item 4 (including the matters described in Item 6 below which are incorporated in this Item 4 by reference), the Filing Parties have no present plans or proposals that relate to or that would result in any actions specified in clauses (a) through (j) of Item 4 of
Schedule 13D of the Exchange Act.

ITEM 5. INTEREST IN SECURITIES OF ISSUER

                (a)

                            (1) Following the transactions described in Item 4,
                Mr. Hicks may be deemed to beneficially own in the aggregate 8,520,416 shares of the Common Stock of the Company, representing approximately 22.2% of the outstanding shares of Common Stock. Of such shares, Mr. Hicks has sole voting and dispositive power with respect to 44,939 shares, and shared voting and dispositive power with respect to 8,475,477 shares as a result of the relationships described in paragraph (b)(1) below.

                            (2) Following the transactions described in Item 4,
                HM 1-FOF may be deemed to beneficially own in the aggregate 357 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 1-FOF has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 357 shares as a result of the relationships described in paragraph (b)(2) below.

                            (3) Following the transactions described in Item 4,
                GP Partners L.A. may be deemed to beneficially own in the aggregate 357 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, GP Partners L.A. has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 357 shares as a result of the relationships described in paragraph (b)(3) below.

                            (4) Following the transactions described in Item 4,
                Latin America Fund may be deemed to beneficially own in the aggregate 357 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, Latin America Fund has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 357 shares as a result of the relationships described in paragraph (b)(4) below.

                            (5) Following the transactions described in Item 4,
                HMTF Equity Fund may be deemed to beneficially own in the aggregate 3,917,618 shares of the Common Stock of the Company, representing approximately 10.2% of the outstanding shares of Common Stock. Of such shares, HMTF Equity Fund has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,917,618 shares as a result of the relationships described in paragraph (b)(5) below.

                            (6) Following the transactions described in Item 4,
                HMTF Private Equity may be deemed to beneficially own in the aggregate 27,753 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HMTF Private Equity has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 27,753 shares as a result of the relationships described in paragraph
                (b)(6) below.

                            (7) Following the transactions described in Item 4,
                HM Equity Fund IV/GP may be deemed to beneficially own in the aggregate 3,945,371 shares of the Common Stock of the Company, representing approximately 10.3% of the outstanding shares of Common Stock. Of such shares, HM Equity Fund IV/GP has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,945,371 shares as a result of the relationships described in paragraph
                (b)(7) below.

                            (8) Following the transactions described in Item 4,
                PG-IV may be deemed to beneficially own in the aggregate 208,568 shares of the Common Stock of the Company, representing approximately 0.5% of the outstanding shares of Common Stock. Of such shares, PG-IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 208,568 shares as a result of the relationships described in paragraph (b)(8) below.

                            (9) Following the transactions described in Item 4,
                HM Equity Partners may be deemed to beneficially own in the aggregate 208,568 shares of the Common Stock of the Company, representing approximately 0.5% of the outstanding shares of Common Stock. Of such shares, HM Equity Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 208,568 shares as a result of the relationships described in paragraph (b)(9) below.

                            (10) Following the transactions described in Item 4,
                HM 4-P may be deemed to beneficially own in the aggregate 3,105 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 4-P has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,105 shares as a result of the relationships described in paragraph (b)(10) below.

                            (11) Following the transactions described in Item 4,
                HM 4-EN may be deemed to beneficially own in the aggregate 11,445 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 4-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 11,445 shares as a result of the relationships described in paragraph (b)(11) below.

                            (12) Following the transactions described in Item 4,
                HM 4-EQ may be deemed to beneficially own in the aggregate 64,034 shares of the Common Stock of the Company, representing approximately 0.2% of the outstanding shares of Common Stock. Of such shares, HM 4-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 64,034 shares as a result of the relationships described in paragraph (b)(12) below.

                            (13) Following the transactions described in Item 4,
                HM GP Partners may be deemed to beneficially own in the aggregate 4,232,523 shares of the Common Stock of the Company, representing approximately 11.0% of the outstanding shares of Common Stock. Of such shares, HM GP Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 4,232,523 shares as a result of the relationships described in paragraph (b)(13) below.

                            (14) Following the transactions described in Item 4,
                HM Fund IV may be deemed to beneficially own in the aggregate 4,232,523 shares of the Common Stock of the Company, representing approximately 11.0% of the outstanding shares of Common Stock. Of such shares, HM Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 4,232,523 shares as a result of the relationships described in paragraph (b)(14) below.

                            (15) Following the transactions described in Item 4,
                HMEU 1-EN may be deemed to beneficially own in the aggregate 6,554 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 6,554 shares as a result of the relationships described in paragraph (b)(15) below.

                            (16) Following the transactions described in Item 4,
                HMEU 1-EQ may be deemed to beneficially own in the aggregate 49,265 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 49,265 shares as a result of the relationships described in paragraph (b)(16) below.

                            (17) Following the transactions described in Item 4,
                HMEU 1-P may be deemed to beneficially own in the aggregate 10,182 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-P has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 10,182 shares as a result of the relationships described in paragraph (b)(17) below.

                            (18) Following the transactions described in Item 4,
                HMEU Intermediate may be deemed to beneficially own in the aggregate 66,001 shares of the Common Stock of the Company, representing approximately 0.2% of the outstanding shares of Common Stock. Of such shares, HMEU Intermediate has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 66,001 shares as a result of the relationships described in paragraph (b)(18) below.

                            (19) Following the transactions described in Item 4,
                HMTF Europe may be deemed to beneficially own in the aggregate 3,836,360 shares of the Common Stock of the Company, representing approximately 10.0% of the outstanding shares of Common Stock. Of such shares, HMTF Europe has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,836,360 shares as a result of the relationships described in paragraph (b)(19) below.

                            (20) Following the transactions described in Item 4,
                HMTF Europe Private may be deemed to beneficially own in the aggregate 45,874 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HMTF Europe Private has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 45,874 shares as a result of the relationships described in paragraph
                (b)(20) below.

                            (21) Following the transactions described in Item 4,
                HM PG may be deemed to beneficially own in the aggregate 283,438 shares of the Common Stock of the Company, representing approximately 0.7% of the outstanding shares of Common Stock. Of such shares, HM PG has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 283,438 shares as a result of the relationships described in paragraph (b)(21) below.

                            (22) Following the transactions described in Item 4,
                HMEU Fund I-C may be deemed to beneficially own in the aggregate 4,231,673 shares of the Common Stock of the Company, representing approximately 11.0% of the outstanding shares of Common Stock. Of such shares, HMEU Fund I-C has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 4,231,673 shares as a result of the relationships described in paragraph (b)(22) below.



                (b)
                            (1) Of the 44,939 shares of Common Stock for which
                Mr. Hicks has sole voting and dispositive power, 38,669 shares are held of record by Mr. Hicks, and 6,270 shares are held of record by Mr. Hicks as the trustee of certain trusts for the benefit of Mr. Hicks' children. Of the 8,475,477 shares of Common Stock for which Mr. Hicks has shared voting and dispositive power, 357 shares of Common Stock are owned of record by HM 1-FOF; 3,917,618 shares of Common Stock are owned of record by HMTF Equity Fund; 27,753 shares of Common Stock are owned of record by HMTF Private Equity; 208,568 shares of Common Stock are owned of record by PG-IV; 3,105 shares of Common Stock are owned of record by HM 4-P; 11,445 shares of Common Stock are owned of record by HM 4-EN; 64,034 shares of Common Stock are owned of record by HM 4-EQ; 6,554 shares of Common Stock are owned of record by HMEU 1-EN; 49,265 shares of Common Stock are owned of record by HMEU 1-EQ; 10,182 shares of Common Stock are owned of record by HMEU 1-P; 3,836,360 shares of Common Stock are owned of record by HMTF Europe; 45,874 shares of Common Stock are owned of record by HMTF Europe Private; 283,438 shares of Common Stock are owned of record by HM PG; 1,266 shares of Common Stock are owned of record by TOH, Jr. Ventures, Ltd.; and 9,658 shares of Common Stock are owned of record by TOH Investors, L.P.

                            GP Partners L.A. is the general partner of HM 1-FOF
                and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM 1-FOF. Latin America Fund is the general partner of GP Partners L.A. and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners L.A. Mr. Hicks is the sole member of Latin America Fund and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Latin America Fund.

                            HM Equity Fund IV/GP is the general partner of HMTF
                Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HMTF Equity Fund and HMTF Private Equity. HM Equity Partners is the general partner of PG-IV, and therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by PG-IV. HM GP Partners is the general partner of HM Equity Fund IV/GP, HM Equity Partners, HM 4-EQ, HM 4-EN and HM 4-P and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM Equity Fund IV/GP and HM Equity Partners and may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM 4-EQ, HM 4-EN and HM 4-P. HM Fund IV is the general partner of HM GP Partners and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM GP Partners. Mr. Hicks is the sole director and sole member of HM Fund IV and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM Fund IV.

                            HMEU Intermediate is the general partner of HMEU
                1-EN, HMEU 1-EQ and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock held of record by HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P. HMEU Fund I-C is the general partner of HMEU Intermediate, HMTF Europe, HMTF Europe Private and HM PG and, therefore, may be deemed to be the beneficial owner of the shares held of record by HMTF Europe, HMTF Europe Private and HM PG, and may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HMEU Intermediate. Mr. Hicks is the sole director and sole member of HMEU Fund I-C and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HMEU Fund I-C.

                            TOH Management Company, LLC, a limited liability
                company whose sole member is Mr. Hicks, is the sole general partner of each of TOH, Jr. Ventures Ltd. and TOH Investors, L.P. Therefore, Mr. Hicks may be deemed to be the beneficial owner of the shares of Common Stock owned of record by TOH, Jr. Ventures Ltd. and TOH Investors, L.P.

                            (2) Of the 357 shares of Common Stock for which HM
                1-FOF has shared voting and dispositive power, 357 of such shares are held of record by HM 1-FOF.

                            (3) Of the 357 shares of Common Stock for which GP
                Partners L.A. has shared voting and dispositive power, none of such shares are held of record by GP Partners L.A., and 357 of such shares are held of record by HM 1-FOF. GP Partners L.A. is the general partner of HM 1-FOF and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM 1-FOF.

                            (4) Of the 357 shares of Common Stock for which
                Latin America Fund has shared voting and dispositive power, none of such shares are held of record by Latin America Fund, and 357 of such shares may be beneficially owned by Latin America Fund. Latin America Fund is the general partner of GP Partners L.A. and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners L.A.

                            (5) Of the 3,917,618 shares of Common Stock for
                which HMTF Equity Fund has shared voting and dispositive power, 3,917,618 of such shares are held of record by HMTF Equity Fund.

                            (6) Of the 27,753 shares of Common Stock for which
                HMTF Private Equity has shared voting and dispositive power, 27,753 of such shares are held of record by HMTF Private Equity.

                            (7) Of the 3,945,371 shares of Common Stock for
                which HM Equity Fund IV/GP has shared voting and dispositive power, none of such shares are held of record by HM Equity Fund IV/GP, and 3,917,618 of such shares are held of record by HMTF Equity Fund and 27,753 of such shares are held of record by HMTF Private Equity. Equity Fund IV/GP is the general partner of HMTF Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares owned of record by both HMTF Equity Fund and HMTF Private Equity.

                            (8) Of the 208,568 shares of Common Stock for which
                PG-IV has shared voting and dispositive power, 208,568 of such shares are held of record by PG-IV.

                            (9) Of the 208,568 shares of Common Stock for which
                HM Equity Partners has shared voting and dispositive power, none of such shares are held of record by HM Equity Partners, and 208,568 of such shares are held of record by PG-IV. HM Equity Partners is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares owned of record by PG-IV.

                            (10) Of the 3,105 shares of Common Stock for which
                HM 4-P has shared voting and dispositive power, 3,105 of such shares are held of record by HM 4-P.

                            (11) Of the 11,445 shares of Common Stock for which
                HM 4-EN has shared voting and dispositive power, 11,445 of such shares are held of record by HM 4-EN.

                            (12) Of the 64,034 shares of Common Stock for which
                HM 4-EQ has shared voting and dispositive power, 64,034 of such shares are held of record by HM 4-EQ.

                            (13) Of the 4,232,523 shares of Common Stock for
                which HM GP Partners has shared voting and dispositive power, none of such shares are held of record by HM GP Partners, and 64,034 of such shares are held of record by HM 4-EQ, 11,445 of such shares are held of record by HM 4-EN, 3,105 of such shares are held of record by HM 4-P, 208,568 of such shares are held of record by PG-IV, 3,917,618 of such shares are held of record by HMTF Equity Fund, and 27,753 of such shares are held of record by HMTF Private Equity. HM GP Partners is the general partner of Equity Fund IV/GP which is the general partner of HMTF Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares owned of record by both HMTF Equity Fund and HMTF Private Equity. HM GP Partners is also the general partner of HM Equity Partners which is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares owned of record by PG-IV. HM GP Partners is also the general partner of HM 4-EQ, HM 4-EN and HM 4-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM 4-EQ, HM 4-EN and HM 4-P.

                            (14) Of the 4,232,523 shares of Common Stock for
                which HM Fund IV has shared voting and dispositive power, none of such shares are held of record by HM Fund IV, and 4,232,523 of such shares may be deemed to be beneficially owned by HM Fund
                IV. HM Fund IV is the general partner of HM GP Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM GP Partners.

                            (15) Of the 6,554 shares of Common Stock for which
                HMEU 1-EN has shared voting and dispositive power, 6,554 of such shares are held of record by HMEU 1-EN.

                            (16) Of the 49,265 shares of Common Stock for which
                HMEU 1-EQ has shared voting and dispositive power, 49,265 of such shares are held of record by HMEU 1-EQ.

                            (17) Of the 10,182 shares of Common Stock for which
                HMEU 1-P has shared voting and dispositive power, 10,182 of such shares are held of record by HMEU 1-P.

                            (18) Of the 66,001 shares of Common Stock for which
                HMEU Intermediate has shared voting and dispositive power, none of such shares are held of record by HMEU Intermediate, and 6,554 of such shares are held of record by HMEU 1-EN, 49,265 of such shares are held of record by HMEU 1-EQ and 10,182 of such shares are held of record by HMEU 1-P. HMEU Intermediate is the general partner of HMEU 1-EN, HMEU 1-EQ and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMEU 1-EN, HMEU 1-EQ and HMEU 1-P.

                            (19) Of the 3,836,360 shares of Common Stock for
                which HMTF Europe has shared voting and dispositive power, 3,836,360 of such shares are held of record by HMTF Europe.

                            (20) Of the 45,874 shares of Common Stock for which
                HMTF Europe Private has shared voting and dispositive power, 45,874 of such shares are held of record by HMTF Europe Private.

                            (21) Of the 283,438 shares of Common Stock for which
                HM PG has shared voting and dispositive power, 283,438 of such shares are held of record by HM PG.

                            (22) Of the 4,231,673 shares of Common Stock for
                which HMEU Fund I-C has shared voting and dispositive power, none of such shares are held of record by HMEU Fund I-C, and 3,836,360 of such shares are held of record by HMTF Europe, 45,874 of such shares are held of record by HMTF Europe Private, 283,438 of such shares are held of record by HM PG, 6,554 of such shares are held of record by HMEU 1-EN, 49,265 of such shares are held of record by HMEU 1-EQ, and 10,182 of such shares are held of record by HMEU 1-P. HMEU Fund I-C is the general partner of HMTF Europe, HMTF Europe Private, and HM PG and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMTF Europe, HMTF Europe Private and HM PG. HMEU Fund I-C is also the general partner of HMEU Intermediate which is the general partner of HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P.

                EACH OF THE FILING PARTIES EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OF COMMON STOCK COVERED BY THIS STATEMENT NOT OWNED BY HIM OR IT OF RECORD.

                (c)        See Item 4.

                (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock held of record by the applicable Filing Parties and beneficially owned by their respective sole general partners described in paragraphs (a) and (b) above is governed by the limited partnership and limited liability agreements, as applicable, of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or membership interests.

                (e)        Not applicable.



ITEM 6.

                  The rights to distributions, division of profits and other arrangements relating to the Company's securities owned of record by the applicable Filing Parties and their respective general and limited partners or members are governed exclusively by their respective limited partnership agreements and limited liability company regulations.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

99.1 Joint Filing Agreement dated December 12, 2000 among Mr. Thomas O. Hicks, HM 1-FOF, GP Partners L.A., Latin America Fund, HMTF Equity Fund, HMTF Private Equity, HM Equity Fund IV/GP, PG-IV, HM Equity Partners, HM 4-P, HM 4-EN, HM 4-EQ, HM GP Partners, HM Fund IV, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMEU Intermediate, HMTF Europe, HMTF Europe Private, HM PG and HMEU Fund I-C. *
                -----------------------

                *Filed herewith.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       December 12, 2000             By:          *
-------------------------------        --------------------------------------
             Date                           Thomas O. Hicks


                                   *By: /s/ David W. Knickel
                                       --------------------------------------
                                            David W. Knickel
                                            Attorney-in-Fact

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000   hm 1-FOF CoinVESTORS CAYMAN, l.P.
-----------------
     Date
                    By: HICKS, MUSE GP PARTNERS L.A.. CAYMAN, L.P., its general partner

                        By: HICKS, MUSE LATIN AMERICA FUND GP CAYMAN,
                            L.L.C.,
                            its general partner


                            By: /s/ David W. Knickel
                                ----------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000  HICKS, MUSE GP PARTNERS L.A. CAYMAN, L.P.
-----------------
      Date
                   By: HICKS, MUSE LATIN AMERICA FUND GP CAYMAN, L.L.C., its
                       general partner


                       By: /s/ David W. Knickel
                           -------------------------------------------------
                           David W. Knickel
                           Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000   HICKS, MUSE LATIN AMERICA FUND GP
-----------------   CAYMAN, L.L.C.
     Date


                    By:     /s/ David W. Knickel
                        --------------------------------------------
                            David W. Knickel
                            Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000   HMTF EQUITY FUND IV (1999) CAYMAN,
-----------------   L.P.
      Date
                    By: HM EQUITY FUND IV/GP CAYMAN, L.P., its general partner

                        By: HM GP PARTNERS IV CAYMAN, L.P., its general partner

                            By: HM FUND IV CAYMAN, LLC, its general partner


                                By: /s/ David W. Knickel
                                    ------------------------------------
                                    David W. Knickel
                                    Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000  HMTF PRIVATE EQUITY FUND IV (1999) CAYMAN, L.P.
-----------------
       Date
                   By: HM EQUITY FUND IV/GP CAYMAN, L.P., its general partner

                       By: HM GP PARTNERS IV CAYMAN, L.P., its general partner

                           By: HM FUND IV CAYMAN, LLC, its general partner


                               By: /s/ David W. Knickel
                                   ------------------------------------
                                   David W. Knickel
                                   Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000   HM EQUITY FUND IV/GP CAYMAN, L.P.
-----------------
      Date
                    By: HM GP PARTNERS IV CAYMAN, L.P., its general partner

                        By: HM FUND IV CAYMAN, LLC, its general partner


                            By: /s/ David W. Knickel
                                --------------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000   HICKS, MUSE PG-IV (1999), C.V.
-----------------
      Date
                    By: HM EQUITY FUND IV/GP PARTNERS (1999), C.V., its general partner

                        By: HM GP PARTNERS IV CAYMAN, L.P., its general partner

                           By: HM FUND IV CAYMAN, LLC, its general partner


                              By: /s/ David W. Knickel
                                  ------------------------------------
                                  David W. Knickel
                                  Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000  HM EQUITY FUND IV/GP PARTNERS (1999), C.V.
-----------------
      Date
                   By: HM GP PARTNERS IV CAYMAN, L.P., its general partner

                       By: HM FUND IV CAYMAN, LLC, its general partner


                           By: /s/ David W. Knickel
                               --------------------------------------------
                               David W. Knickel
                               Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000   HM 4-P COINVESTORS CAYMAN, L.P.
-----------------
      Date
                    By: HM GP PARTNERS IV CAYMAN, L.P., its general partner

                        By: HM FUND IV CAYMAN, LLC, its general partner


                            By: /s/ David W. Knickel
                                --------------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000  HM 4-EN COINVESTORS CAYMAN, L.P.
-----------------
      Date
                   By: HM GP PARTNERS IV CAYMAN, L.P., its general partner

                       By: HM FUND IV CAYMAN, LLC,
                           its general partner


                           By: /s/ David W. Knickel
                               ---------------------------------------------
                               David W. Knickel
                               Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000   HM 4-EQ COINVESTORS CAYMAN, L.P.
-----------------
      Date
                    By: HM GP PARTNERS IV CAYMAN, L.P., its general partner

                        By: HM FUND IV CAYMAN, LLC,
                            its general partner


                            By: /s/ David W. Knickel
                                --------------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000    HM GP PARTNERS IV CAYMAN, L.P.
-----------------
      Date
                     By: HM FUND IV CAYMAN, LLC,
                         its general partner


                         By: /s/ David W. Knickel
                             --------------------------------------------
                             David W. Knickel
                             Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000    HM FUND IV CAYMAN, LLC
-----------------
      Date
                     By: /s/ David W. Knickel
                         ------------------------------------------
                         David W. Knickel
                         Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000   HMEU 1-EN COINVESTORS, L.P.
-----------------
      Date
                    By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                        its general partner

                        By: HMEU FUND I-C, INC., its general partner

                            By: /s/ David W. Knickel
                                --------------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000  HMEU 1-EQ COINVESTORS, L.P.
-----------------
      Date
                   By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                       its general partner

                       By: HMEU FUND I-C, INC., its general partner

                           By: /s/ David W. Knickel
                               --------------------------------------------
                               David W. Knickel
                               Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000     HMEU 1-P COINVESTORS, L.P.
-----------------
      Date
                      By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                          its general partner

                          By: HMEU FUND I-C, INC., its general partner

                          By: /s/ David W. Knickel
                              --------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000    HMEU INTERMEDIATE PARTNERS I-C, L.P.
-----------------
      Date
                     By: HMEU FUND I-C, INC., its general partner


                         By: /s/ David W. Knickel
                             --------------------------------------------
                             David W. Knickel
                             Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000    HMTF EUROPE FUND CAYMAN, L.P.
-----------------
      Date
                     By: HMEU FUND I-C, INC., its general partner


                         By: /s/ David W. Knickel
                             --------------------------------------------
                             David W. Knickel
                             Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000   HMTF EUROPE PRIVATE FUND CAYMAN, L.P.
-----------------
       Date
                    By: HMEU FUND I-C, INC., its general partner


                        By: /s/ David W. Knickel
                            -------------------------------------------------
                            David W. Knickel
                            Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000  HM PG EUROPE I, C.V.
-----------------
      Date
                   By: HMEU FUND I-C, INC., its general partner


                       By: /s/ David W. Knickel
                           --------------------------------------------
                           David W. Knickel
                           Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000     HMEU FUND I-C, INC.
-----------------
      Date
                      By: /s/ David W. Knickel
                          ------------------------------------------
                          David W. Knickel
                          Vice President, Treasurer and Secretary

                                  EXHIBIT INDEX


                99.1 Joint Filing Agreement dated December 12, 2000 among Mr. Thomas O. Hicks, HM 1-FOF, GP Partners L.A., Latin America Fund, HMTF Equity Fund, HMTF Private Equity, HM Equity Fund IV/GP, PG-IV, HM Equity Partners, HM 4-P, HM 4-EN, HM 4-EQ, HM GP Partners, HM Fund IV, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMEU Intermediate, HMTF Europe, HMTF Europe Private, HM PG and HMEU Fund I-C. *

                -----------------------

                *Filed herewith.